EXHIBIT 1.A (5)(b)

                        ADJUSTABLE TERM INSURANCE RIDER

This rider is a part of the policy to which it is attached if this rider is shown in the Schedule. This rider must be read with all policy provisions. This rider does not participate in our surplus earnings. The insureds under this rider are Insured #1 and Insured #2 listed in the Schedule. This rider has no loan value. There is no surrender charge applicable to this rider. The rider effective date is the policy date or, if added later, the monthly processing date on or next following the date your application for this rider is approved by us. The owner of the policy is the owner of this rider.

THE DEATH BENEFIT. Subject to this rider's terms, we will pay the term death benefit in force on the date of the second death of the two insureds. This benefit is payable to the beneficiary.

The amount of term death benefit is the difference between the total benefit and the base death benefit provided by the policy. Total death benefit depends on which death benefit option is in effect.

          Option 1:  If option 1 is in effect, the total death benefit is the greater of
                     (a)  The target death benefit; or
                     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

          Option 2:  If option 2 is in effect, the total death benefit is the greater of:
                     (a)  The target death benefit plus the account value; or
                     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

In no event will the term death benefit be less than zero. It is also not increased or decreased by policy loan activity.

The target death benefit is shown in the Schedule attached to your policy. It may be a constant amount or it may change at the beginning of a policy year. The target death benefit may be reduced if there is a partial withdrawal.

If a partial withdrawal reduces the stated death benefit, the target death benefit for the current year and all future years will be reduced by an amount equal to the reduction in the stated death benefit. You will receive a new Schedule reflecting the new target death benefit. See your policy for details. The stated death benefit is defined in your policy.

Any requested decrease in the stated death benefit in the policy will eliminate any future scheduled increases in the target death benefit. We may choose not to eliminate these increases upon submission of evidence satisfactory to us that the insureds are still insurable according to our normal rules of underwriting for their current premium classes.

COST OF INSURANCE. The cost of insurance for this rider is determined on a monthly basis. The cost is added to the policy's monthly deduction from the account value as of each monthly processing date until this rider terminates. The cost of insurance rates will be determined by us from time to time. They will be based on the issue ages and premium classes of the insureds as well as the duration since the rider effective date. The cost of insurance for this rider is calculated as the monthly cost of insurance rate multiplied by the death benefit (in thousands) for this rider. The monthly guaranteed maximum cost of insurance rates per $1,000 for this rider are shown in the Schedule on the applicable table of guaranteed rates attached to your policy.

R2003 8/99

INCONTESTABILITY. After this rider has been in force while both insureds are alive for two years from the rider effective date, we will not contest the statements in the application for this rider attached at the time the rider is issued.

After this rider has been in force while both insureds are alive for two years from the effective date of any increase in the amount of insurance, we will not contest the statements in the application for the increase.

After this rider has been in force while both insureds are alive for two years from the effective date of any reinstatement of this rider, we will not contest the statements in the application for such reinstatement of this rider.

SUICIDE EXCLUSION. If the policy terminates for suicide, this rider will then terminate without value.

If either insured commits suicide, while sane or insane, within two years of the rider effective date and the policy is not terminated due to this suicide, we will terminate this rider and make a limited payment to the beneficiary for the increase. We will pay in one sum the amount of the cost of insurance for this rider which was deducted from the policy.

If either insured commits suicide, while sane or insane, within two years of the effective date of an increase and the policy is not terminated due to this suicide, we will terminate the increase and pay the cost of insurance associated with the increase.

MISSTATEMENT OF AGE OR SEX. If either insured's age or sex has been misstated, the death benefit will be adjusted. The death benefit will be that which the cost of insurance which was deducted from the policy value on the last monthly processing date prior to the second death would have purchased for the insured's correct age or sex. If the death benefit adjustment is made prior to the second death, the adjusted benefit will be to an equitable amount determined by us. The adjustment will reflect the death benefit for the correct age or sex.

CHANGE IN AMOUNT OF COVERAGE. On any policy anniversary after the first rider anniversary, the target death benefit under this rider may be changed. The target death benefit may be increased or decreased by sending a written request to our Customer Service Center. Any request for increased death benefits will automatically be an increase to the stated death benefit as well as to the target death benefit unless you specifically request an increase only to the target death benefit. You may increase or decrease the target death benefit only once each policy year. You may not increase insurance coverage provided by this rider after attained joint equivalent age 85. Any change in coverage may not be for an amount less than $1,000. Such change is subject to the following conditions:

a) Any requested decrease in target death benefit is subject to our approval. Our approval may be conditioned on eliminating any future scheduled increases to the target death benefit.

b) Any request for an increase must be applied for on a supplemental application. The increase is subject to evidence satisfactory to us that the insureds are still insurable according to our normal rules of underwriting for their current premium classes for this type of rider. If there is no change in premium class, the increase will be processed.

c) For any increase or addition to coverage, the effective date will be the monthly processing date that falls on or next follows the date the supplemental application is approved by us. For any decrease in coverage, the effective date will be the monthly processing date that falls on or next follows receipt of the written request to reduce coverage.

For any change in coverage, a supplemental Schedule will be issued.

R2003-8/99
Page 2

TERMINATION. This rider will terminate on the earliest of the following dates:

a)   Expiration of the grace period of the policy.
b)   Termination or surrender of the policy.
c) Receipt by us of a written request from you to cancel this rider on any monthly processing date.
d)   Policy anniversary nearest the younger insured's 100th birthdate.

Any deduction for the cost of insurance after termination of this rider will not be considered a reinstatement of this rider nor a waiver by us of the termination. Any such deduction will be credited to the account value of the policy as of the date of the deduction.

REINSTATEMENT. If you reinstate your policy under the Reinstatement provision in the policy, this rider will be reinstated.




Signed for the company at Denver, Colorado

SECURITY LIFE OF DENVER INSURANCE COMPANY





SECRETARY

















R2003-8/99

                    ADJUSTABLE TERM INSURANCE RIDER SCHEDULE
       TABLE OF TARGET DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY      TARGET DEATH       GUARANTEED       POLICY      TARGET DEATH       GUARANTEED
YEAR          BENEFIT            MONTHLY RATES    YEAR        BENEFIT        MONTHLY RATES
 1          500,000.00         0.00029          28          500,000.00         0.32514
 2          500,000.00         0.00094          29          500,000.00         0.38176
 3          500,000.00         0.00174          30          500,000.00         0.44922
 4          500,000.00         0.00270          31          500,000.00         0.52778
 5          500,000.00         0.00390          32          500,000.00         0.61724
 6          500,000.00         0.00537          33          500,000.00         0.71747
 7          500,000.00         0.00720          34          500,000.00         0.82806
 8          500,000.00         0.00937          35          500,000.00         0.95316
 9          500,000.00         0.01195          36          500,000.00         1.09872
10          500,000.00         0.01498          37          500,000.00         1.27190
11          500,000.00         0.01858          38          500,000.00         1.48191
12          500,000.00         0.02272          39          500,000.00         1.73698
13          500,000.00         0.02754          40          500,000.00         2.04020
14          500,000.00         0.03315          41          500,000.00         2.39109
15          500,000.00         0.03974          42          500,000.00         2.78822
16          500,000.00         0.04741          43          500,000.00         3.22853
17          500,000.00         0.05649          44          500,000.00         3.71109
18          500,000.00         0.06725          45          500,000.00         4.24541
19          500,000.00         0.08016          46          500,000.00         4.84859
20          500,000.00         0.09527          47          500,000.00         5.53770
21          500,000.00         0.11272          48          500,000.00         6.33237
22          500,000.00         0.13268          49          500,000.00         7.24554
23          500,000.00         0.15492          50          500,000.00         8.26516
24          500,000.00         0.17972          51          500,000.00         9.37750
25          500,000.00         0.20783          52          500,000.00        10.56782
26          500,000.00         0.24032          53          500,000.00        11.82596
27          500,000.00         0.27881          54          500,000.00        13.14547



                    ADJUSTABLE TERM INSURANCE RIDER SCHEDULE
       TABLE OF TARGET DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY      TARGET DEATH       GUARANTEED       POLICY      TARGET DEATH       GUARANTEED
YEAR          BENEFIT            MONTHLY RATES    YEAR        BENEFIT            MONTHLY RATES
55          500,000.00         14.52703
56          500,000.00         15.97964
57          500,000.00         17.52244
58          500,000.00         19.19650
59          500,000.00         21.07894
60          500,000.00         23.37773
61          500,000.00         26.51949
62          500,000.00         31.35742
63          500,000.00         39.59830
64          500,000.00         54.65492
65          500,000.00         83.33333
66




REFER TO YOUR RIDER FOR MORE INFORMATION.